EXHIBIT 10.1

EMPLOYMENT SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into as of 12/29/2021 by Castle Biosciences, Inc. (“Castle”), and Bernhard Spiess (the “Employee”).

WHEREAS, Employee was employed by Castle beginning on or about May 2, 2016 in an at-will employment arrangement;

WHEREAS, Employee signed an Employee Proprietary Information Agreement with Castle on or about March 16, 2016 (the “Confidentiality Agreement”);

WHEREAS, Nextep, (“NEXTEP”) provided certain employee-management related services in connection with Employee’s employment by Castle and was also Employee’s co-employer; and

WHEREAS, Employee’s employment relationship terminated on December 31, 2021 (the “Termination Date”).

    NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Accrued Salary. Castle will pay to Employee for work performed through the Termination Date in the amount of $16,666.67. Payment for work performed will be made by December 30, 2021, and subject to standard payroll withholdings and deductions. Employee will receive this payment regardless of whether or not Employee enters into this Agreement.

2.Health Coverage.  If Employee is currently participating in any of our group health insurance plans (the “Plans”), Employee’s coverage under those Plans will continue through December 31, 2021, at which time coverage will end. To the extent provided by the federal COBRA law and, if applicable state insurance laws (collectively “COBRA”) and the terms of the Plans, Employee will be eligible to continue Employee’s group health insurance benefits after December 31, 2021. Nextep will provide Employee with additional information regarding Employee’s rights and obligations under COBRA, as well as COBRA election forms.
3.Consideration. Although Castle has no obligation to do so, if Employee signs this Agreement, allows it become effective, and complies with the terms of this Agreement and Employee’s other continuing obligations owed to Castle (including but not limited to those continuing obligations in the Confidentiality Agreement) then Castle will pay Employee the following as Employee’s sole severance benefit (the “Severance Benefit”) as outlined below and subject to applicable standard payroll withholdings and deductions:

a.PTO. Castle will pay the equivalent of your earned and unused PTO of 378.49 hours in the amount of $ 72,783.74.
b.2021 Bonus. Within two weeks of the Board approval of the 2021 attainment of the corporate objective, you will be paid 50% of your 2021 salary multiplied by the Board approved corporate objective achievement percentage.
c.Master Services Agreement. As part of this Agreement, Castle agrees to enter into a consulting relationship with Employee, through his concluding company, pursuant to the terms and conditions of the Master Services Agreement (“MSA”), a copy of which is attached hereto as Exhibit A (the “Consulting Relationship”). As additional consideration for this Agreement and the Consulting Services, the Company will consider Employee’s uninterrupted change of status from an employee to a consultant (effective as of the Termination Date), and the Consulting
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Services during the Consulting Period (as defined in the MSA), to cause Employee to continue as a “Service Provider” for purposes of the Castle Biosciences, Inc. 2008 Stock Plan (the “2008 Plan”)2018 Equity Incentive Plan (the “2018 Plan”) and its 2019 Equity Incentive Plan (the “2019 Plan”), and therefore Employee’s outstanding equity awards will continue to vest and remain exercisable in accordance with their terms during the Consulting Period. Vest of such equity awards will cease at the termination of the Consulting Period and any rights to exercise or otherwise acquire any vested shares shall be governed and controlled by the Equity Plan and the applicable grant documents (the “Equity Documents”). All terms, conditions and limitations applicable to such equity awards will continue to be subject to the applicable Equity Documents. For the avoidance of doubt, if the parties do not enter into the Consulting Relationship, then Employee’s “Continuous Service” for purposes of such equity awards will terminate, and the vesting of such outstanding equity awards will cease, on the Termination Date.

4.No Further Compensation. Employee acknowledges that, except as expressly provided in this Agreement, Employee has not earned and will not receive any additional money, compensation or benefits of any kind from Castle (including but not limited to base salary, future wages or salary, bonus, retention payments, incentive compensation, commissions, damages, vesting or equity). Employee acknowledges that the payments set forth in this Agreement are due solely from Castle and that Nextep has no obligation to make any payments to Employee, even though the payments may be processed through Nextep.

5.Stock Options. Vesting of Employee’s outstanding stock options ceased on the Termination Date and all of Employee’s unvested shares terminated. As of the Termination Date, none of the shares subject to the option have vested.

6.Release of All Claims. In exchange for the consideration provided to Employee under this Agreement to which Employee would not otherwise be entitled, including but not limited to the Severance Benefit, Employee:

a.voluntarily, irrevocably and unconditionally releases and forever discharges, jointly, severally and individually each of Castle and Nextep and their respective parent companies, subsidiaries, affiliated entities, current and former employees, officers, directors, insurers, agents, shareholders, as applicable (collectively referred to as the “Released Parties”) from any and all liabilities, claims, demands, causes of action, charges, suits, debts, complaints, money, benefits, grievances, obligations, costs, losses, damages, injuries, attorneys’ fees, contracts, promises, agreements, and other legal responsibilities whatsoever (collectively referred to as “Claims”) regardless of whether such Claims are unaccrued, unknown, unforeseen, and/or unanticipated, in law or equity, that Employee or Employee’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can have against the Released Parties, including but not limited to, any and all matters arising out of Employee’s employment with, separation or termination from employment with Castle and Nextep;

b.understands and agrees that this release of Claims includes, but is not limited to, any and all claims under any state, federal, and/or local statutory, constitutional, common law claim or tort cause of action, claims of wrongful termination, termination in violation of public policy, discrimination, harassment, constructive discharge, defamation, intentional or negligent infliction of emotional distress, retaliation, lost wages, breach of contract or implied contract, unjust enrichment, detrimental reliance, claims arising from or relating to Employee’s right to purchase, or actual purchase of, shares of stock of Castle, and/or claims for wages, bonuses, compensation, incentives, or benefits owed, as well as any alleged violation of Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security
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Act of 1974, as amended; the Family and Medical Leave Act of 1993, as amended; the Immigration Reform and Control Act, as amended; the Pregnancy Discrimination Act, the Fair Labor Standards Act, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002, the Older Workers Benefit Protection Act, the Fair Credit Reporting Act, the National Labor Relations Act, as amended; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Americans with Disabilities Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002, the Older Workers Benefit Protection Act, the Fair Credit Reporting Act, the National Labor Relations Act, the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, and/or any other alleged violation of any federal, state or local law, regulation, order or ordinance dealing with employment, discrimination, retaliation or harassment in employment or any claim under any statute or at common law, including claims based on contract (express or implied) or public policy or tort;

c.understands that this is a full and complete release of all claims, demands, and causes of action raised or that could have been raised by Employee against Castle, including all actions, claims, and grievances known or unknown; and

d.represents that Employee has no charges, complaints, lawsuits, proceedings, or claims of any kind pending against the Released Parties.

7.Exceptions to the Release; Protected Rights. Castle and Employee understand and agree that the above release does not waive claims: (a) for worker’s compensation or unemployment compensation, (b) for vested rights under ERISA-covered employee benefit plans (e.g., 401(k) retirement plan), and (c) any rights Employee may have to continue Employee’s health insurance benefits under certain provisions of COBRA. In addition, Employee understands that nothing in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (the “Government Agencies”). Employee further understands this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to the maximum extent permitted by law, Employee is otherwise waiving any and all rights Employee may have to individual relief based on any claims that Employee has released and any rights Employee has waived by signing this Agreement.

8.Return of Confidential Information and Other Property. Employee agrees and represents that, (a) Employee has returned all Castle property (including specifically the Castle-provided laptop and other assigned company property); (b) Employee has returned Castle all Confidential Information (as defined herein), property or assets, written, recorded or computer-readable information or materials (including copies thereof) (the “Confidential Materials”) regarding Castle (including, but not limited to, business practices, procedures, strategy, clients or personnel), equipment (including computer hardware or software and/or any memory storage devices), keys, credit cards and identification; (c) and warrants that Employee has not retained any copies of documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Materials; and (d) Employee has not disclosed and will not disclose any Confidential Information or Confidential Materials to any person or entity without the express
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written authorization of an authorized officer of Castle. For this Agreement, “Confidential Information” includes, but is not limited to, this Agreement or the contents of this Agreement, research materials, algorithms, customer lists, databases, computer programs, and software designs, models, marketing programs and plans, sales, financial, training and technical information and plans, business methods, business policies, procedures, techniques, research, projects, trade secrets, pricing policies, financial records, or other financial, commercial, business or technical information relating to Castle. All records, files, drawings, documents, models, disks, equipment and the like relating to the business of Castle that Employee prepared or used or came in contact with during Employee’s employment by Castle will be and remain the sole property of Castle.

9.Continuing Obligations. Employee acknowledges and agrees to abide by Employee’s continuing obligations to Castle under the Confidentiality Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
10.No Admission of Liability. This Agreement, the Severance Benefits under this Agreement, and compliance with this Agreement shall not be construed as an admission by Castle of any liability whatsoever, or as an admission of any violation of the rights of Employee or any person, or violation of any order, law, statute, duty, or contract whatsoever against Employee or any person. Castle specifically disclaims any liability to Employee or any other person for any alleged violation of the rights of Employee, or for any alleged violation of any order, law, statute, duty, or contract on the part of Castle, its current or former employees or agents or related companies or their employees or agents.
11.Confirmation. Subject to the exceptions stated in Section 7, Employee represents and warrants that Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Company employee that violated the law or otherwise exposed the Company to any liability, whether criminal or civil, whether to any government, individual or other entity, and that Employee is not aware of any material violations by the Company and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action.
12.Non-Disparagement. Except as may be required by law or legal process and as set forth in Section 7, Employee agrees that Employee shall not:
a.engage in any act or make any communication (written or verbal by mechanical or electronic means) that is intended, or may reasonably be expected, to harm Castle’s reputation, business prospects, or business operations, otherwise interfere or harm the reputation of Castle’s referral physicians, customers, employees, officers or directors;
b.communicate with any person (written or verbal by mechanical or electronic means including specifically any current or former Castle employee, patient or physician) concerning specifically the terms of this Agreement, the actions or omissions of any Castle employee, officer or director; provided however that Employee may communicate with any person concerning any personal or business issue unrelated to Castle;
c.and provided further that Castle will instruct its officers and directors not to engage in any act or make any communication (written or verbal by mechanical or electronic means) that is intended, or may reasonably be expected, to harm Employee’s reputation.
13.Employment Inquiries. Should Castle receive any inquiry concerning the employment by Castle of Employee, then Castle will provide solely a standard, neutral response to employment inquiries providing only confirmation of prior employment, with dates of employment, last position held and base salary, if requested.
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14.Representations. Employee hereby represents that Employee has been paid all compensation owed and for all time worked, Employee has received all the leave and leave benefits and protections for which Employee is eligible pursuant to applicable laws or Castle’s or Nextep’s policies, and Employee has not suffered any on-the-job injury or illness for which Employee has not already filed a workers’ compensation claim.
15.Miscellaneous.

a.Entire Agreement and Modification. This Agreement (together with the Confidentiality Agreement) sets forth the entire agreement between the parties with respect to the termination of Employee’s employment and fully supersedes any and all prior plans, policies, agreements, contracts, arrangements or understandings between the parties, oral or written, or which have covered Employee during her period of employment with Castle. The parties further agree that this Agreement (together with the Confidentiality Agreement) may not be modified, altered or changed except by a written agreement signed by the parties. This Agreement (together with the Confidentiality Agreement) shall be binding upon and inure to the benefit of the parties, their respective heirs, successors, affiliates, corporate parents, subsidiaries, agents, representatives, assigns, executors, administrators, insurers, consultants, contractors, and employees.

b.Severability. Should any provision of this Agreement be held to be illegal, void, voidable, unlawful or, for any reason, unenforceable by a court of competent jurisdiction, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and the remaining portion(s) of this Agreement shall remain in full force and effect and, to that end, the provisions of this Agreement are declared to be severable.

c.Governing Law. Each of the parties to this Agreement (a) consents to the exclusive jurisdiction and venue of the Courts of the State of Texas in any and all actions between or among any of the parties and (b) consents to service of process by first-class certified mail, return receipt requested, postage prepaid. This Agreement and any issues arising from it or regarding its provisions shall be governed and construed under the procedural and substantive laws of the State of Texas without reference to the choice of law rules of the State of Texas. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable laws.

d.Execution in Counterparts. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterpart, shall constitute one Agreement, which shall be binding upon both parties. The exchange of signed copies of this Agreement by facsimile or via electronic (PDF file) format by email will constitute effective execution and delivery of this Agreement and may be used in the lieu of the original Agreement for all purposes.
e.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, successors, affiliates, corporate parents, subsidiaries, agents, representatives, assigns, executors, administrators, insurers, consultants, contractors, and employees.
16.Review. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing rights Employee may have, including those under the Age Discrimination in Employment
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Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA). Employee further acknowledges and understands that Employee has been advised by written means that:
a.Employee should, and has been provided an opportunity to, consult an attorney before signing this Agreement;
b.Employee has twenty-one (21) calendar days to consider whether Employee wishes to sign this Agreement (and provide the release contained herein);
c.Subsequent modifications to this Agreement do not reset the 21-day consideration period; and
d.By signing this Agreement, Employee does not waive rights or claims that may arise after the later of the Effective Date or the date that this Agreement is revoked.

17.Revocation; Effective Date. Employee further acknowledges and understands that:
a.Even after Employee signs this Agreement, Employee has seven (7) calendar days to revoke this Agreement;
b.If Employee decides to revoke this Agreement then Employee should immediately notify Castle in writing (by delivery of such written revocation to Castle Biosciences, 3737 N. 7th Street, Suite #160, Phoenix, AZ 85014, ATTN: Human Resources Department) of Employee’s decision to revoke this Agreement; and
c.This Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by Employee provided that Employee does not revoke it (the “Effective Date”).

18.Section 409A exception. The Parties intend that the payment set forth in this Agreement will comply with the separation pay exception set forth in Treas.Reg. Section 1.409A-1(b)(9)(iii) and any successor provision, and is therefore, not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
19.No Sexual Harassment/Abuse Allegations. Employee confirms that she/he is not aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim by Employee against the Company, and that the payment to be made to Employee under this Agreement is not a settlement or payment related to a sexual harassment or sexual abuse claim.

20.Knowing and Voluntary. Employee acknowledges that the consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Employee would otherwise be entitled. Castle and Employee agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and is signed by both parties. EMPLOYEE FURTHER STATES THAT EMPLOYEE HAS CAREFULLY READ THE FOREGOING AGREEMENT, THAT EMPLOYEE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, THAT EMPLOYEE EXECUTES THE SAME AS EMPLOYEE’S OWN FREE ACT AND DEED, AND THAT EMPLOYEE EXECUTES THIS SEPARATION KNOWINGLY AND VOLUNTARILY.

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THE UNDERSIGNED HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND THAT IT IS A LEGALLY BINDING DOCUMENT, WHICH CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND VOLUNTARILY AGREE TO THE TERMS OF THIS AGREEMENT.

EMPLOYEE:
BERNHARD SPIESS

By:	/s/ Bernhard Spiess
Printed Name:	Bernhard Spiess

EMPLOYER:
CASTLE BIOSCIENCES, INC.

By:	/s/ Derek Maetzold
Printed Name:	Derek Maetzold
Title:	President and CEO

Exhibit A – Master Service

Exhibit B - EPIA, Termination Certificate
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Exhibit A
MASTER SERVICE AGREEMENT

Exhibit B
EPIA, TERMINATION CERTIFICATE